EX-2.1 OTHERDOC
      Statement of Control Person

                                                                     Exhibit 2.1
                                                                     ----------

                           Statement of Control Person


The Statement on this Schedule 13G dated May 24, 2004 with respect to the common stock, $.001 par value per share, of Bioenvision Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital LLC.

OrbiMed Advisors LLC and OrbiMed Capital LLC file this statement on Schedule 13G in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).